     As filed with the Securities and Exchange Commission on June 17, 2005

                                                    Registration No. 333-125098.
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      [X] Pre-Effective Amendment No. 1
                                                     ---

                   [ ] Post-Effective Amendment No.
                                                     ---

                        (Check appropriate box or boxes)

  -----------------------------------------------------------------------------

                           FIRST AMERICAN FUNDS, INC.
               (Exact Name of Registrant as Specified in Charter)

                                800 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402
                    (Address of Principal Executive Offices)

                                 (612) 303-3738
                  (Registrant's Area Code and Telephone Number)

                              KATHLEEN L. PRUDHOMME
                       U.S. BANCORP ASSET MANAGEMENT, INC.
                          800 NICOLLET MALL, BC-MN-H05F
                        MINNEAPOLIS, MINNESOTA 55402-7020
                     (Name and Address of Agent for Service)

                                    Copy to:
                                  JAMES D. ALT
                              DORSEY & WHITNEY LLP
                        50 SOUTH SIXTH STREET, SUITE 1500
                          MINNEAPOLIS, MINNESOTA 55402

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
AS SOON AS POSSIBLE FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The title of securities being registered is common stock, par value $0.01 per share.

No filing fee is required because of Registrant's reliance on Section 24(f) of the Investment Company Act of 1940, as amended.

================================================================================

                                   SIGNATURES

         As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Minneapolis, and the State of Minnesota on the 17th day of June, 2005.


                                            FIRST AMERICAN FUNDS, INC.


                                            By  /s/ Thomas S. Schreier, Jr.
                                                --------------------------------
                                                Name:  Thomas S. Schreier, Jr.
                                                Title: President

         As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                    Title
----------                                    -----

/s/ Thomas S. Schreier, Jr.                   President                                     June 17, 2005
------------------------------------
 Thomas S. Schreier, Jr.

/s/ Charles D. Gariboldi                      Treasurer (principal                          June 17, 2005
-------------------------------------         financial/accounting officer)
 Charles D. Gariboldi

/s/  *  Virginia L. Stringer                  Chair of the Board and Director               June 17, 2005
-------------------------------------
 Virginia L. Stringer

/s/  *  Benjamin R. Field III                 Director                                      June 17, 2005
-------------------------------------
 Benjamin R. Field III

/s/  *  Roger A. Gibson                       Director                                      June 17, 2005
-------------------------------------
Roger A. Gibson

/s / *  Victoria J. Herget                    Director                                      June 17, 2005
-------------------------------------
Victoria J. Herget

/s/ *  Leonard W. Kedrowski                   Director                                      June 17, 2005
-------------------------------------
Leonard W. Kedrowski

/s/ *  Richard K. Riederer                    Director                                      June 17, 2005
-------------------------------------
Richard K. Riederer

/s/ *  Joseph D. Strauss                      Director                                      June 17, 2005
-------------------------------------
Joseph D. Strauss

/s/ *  James M. Wade                          Director                                      June 17, 2005
-------------------------------------
James M. Wade

*By  /s/ Kathleen Prudhomme
     --------------------------------
       Attorney-in-Fact


* Pursuant to powers of attorney as previously filed with this registration statement.